[Exhibit 136]


                         [ITT Letterhead]


DATE:       November 11, 1997
CONTACTS:   Jim Gallagher               George Sard/David Reno
TELEPHONE:  212-258-1261                Sard Verbinnen & Co.
                                        212-687-8080

                                        FOR IMMEDIATE RELEASE

          SPECIAL COMMITTEE OF ITT BOARD HIRES ADVISORS


     NEW YORK, November 11, 1997 -- ITT Corporation (NYSE:ITT) announced today that the four-member Special Committee of the ITT Board of Directors has retained Eric Gleacher, Chairman and Chief Executive Officer of Gleacher NatWest Inc., and Victor Lewkow, a partner at Cleary, Gottlieb, Steen & Hamilton, as its independent financial and legal advisors, respectively.

     The Special Committee was formed Friday, November 7 to oversee the auction process currently underway for ITT and to ensure the fairness and impartiality of an auction designed to maximize shareholder value. Chaired by Paul G. Kirk, Jr., an independent ITT director since 1989, the Special Committee also includes independent ITT directors Nolan D. Archibald, Robert A. Burnett and Edward C. Meyer.


                             - ITT -